Exhibit 10.26
ARMSTRONG LAND COMPANY LLC
CONFIDENTIAL
September 14, 2009
Mr. J. Richard Gist
1310 Christmas Valley Dr.
Wildwood, Mo. 63005
Dear Dick:
It bas been a pleasure meeting and catching up with you again. As you evaluate opportunities to achieve your professional and personal goals, we at Armstrong Land, LLC and affiliated Companies (“ALC”) are confident that we provide an ideal environment to optimize your experience and credentials. With your experience and industry knowledge, you would be a valuable addition to the team at ALC.
Dick, we are sincerely interested in having you join ALC. Outlined below are the significant points of the terms of employment we are offering to you:
Position/Title: Vice President and Corporate Controller for Armstrong Land and its subsidiaries. You will report directly to the President and/or the Chairman as appropriate.
Basic Job Description Responsibilities include but are not limited to managing and coordinating all internal and external financial reporting functions. GAAP accounting, annual external audit, internal controls, accounting systems, private or public financing projects, cash management, budgeting, financial systems, G/L, A/P, A/R, PP&E, expense control, creditor relations. and other projects assigned by the President and/or Chairman.
Compensation: $192,500 annually paid bi-monthly. Bonus target of 45% of base compensation. Bonus to be earned based on the Company achieving profitability targets and your satisfactory achievement of goals and objectives as determined by the President. For 2009 you will earn a bonus equal to a minimum of 22.5% of base salary less $15,000($28,312.50). Such bonus will be paid within 60 days after the close of fiscal year 2009. In addition, you will be paid a signing bonus of $15,000 no later than the first pay period after your start date.
Stock Awards:
You will be granted 2,000 restricted member units effective upon your start date. Such units will “cliff” vest on the second anniversary of your start date. The vesting period will automatically accelerate upon a change-in-control of the Company defined as the acquisition of 51% or more of the Company’s outstanding member units by an independent third party. The vesting period will also automatically accelerate if you are terminated without cause. In the event of any recapitalization of the Company, the restricted units will immediately be converted such that they are equivalent to the original grant.
You will be eligible for any future stock option plans, restricted stock grants, phantom stock, or any other stock compensation programs as approved by the Company’s Board of Directors or Shareholders as appropriate. Any such programs will be awarded at the discretion of the Board of Directors and the President.
Employment Terms:
1) Termination without cause: 12 months of salary, bonus and health benefits.
2) Leaving for good reason:     Same as termination without cause.

3) Change-in-control:	Same as termination without cause if your job is eliminated or you leave for good reason within one year of the change-in-control.
Leave for Good Reason: Defined as job responsibilities are significantly diminished, change in position or title, etc.
Other items:
1)	Reasonable business expenses and mobile phone to be reimbursed by the Company

2)	Immediate eligibility for health insurance. Premiums are 100% paid by the Company.

3)	Participation in the Company’s 401(k) plan immediately. Company matches 100% of the first 5% of salary. Vesting of 100% of match after one full year of employment.

4)	Auto allowance currently at $500 per month
Vacation: Minimum of three weeks of vacation.
     Dick, I hope I have adequately explained our offer to you. We would like for you to start on or about October 1, 2009. We look forward to you joining the ALC team.

Sincerely.
/s/ Martin D. Wilson
Martin D. Wilson
President

Accepted by:	/s/ J. Richard Gist	Date: 9-17-09